RADISYS

                                                                   Exhibit 10.15

                          Contract Purchase Agreement

                                    between

                 AltiGen Communications, Inc. & RadiSys Corp.

This Contract Purchase Agreement, effective July 31, 1998, between AltiGen Communications, Inc. ("AltiGen"), a U.S corporation with its principal business located at 45635 Northport Loop East, Fremont, CA 94538, and RadiSys Corporation ("RadiSys"), a U.S. corporation with its principal business located at 5445 NE Dawson Creek Drive, Hillsboro, Oregon 97124. The parties hereby agree as follows:

1. Intent

This agreement outlines the essential terms and conditions of the Development & Purchase agreement being entered into by both parties. It specifies the terms and conditions under which the algorithms will be tested, validated and supported. This contract will remain in full force and effect until it is superseded by another formal contract.

2. Specifications

Under this Agreement, RadiSys agrees to supply and support bit exact implementation of TTU G.723.1 (both bit rates) and G.165 echo canceller.

3. Scope

AltiGen will be granted the right to purchase and integrate RadiSys' telecom algorithms based on the Texas Instruments ("TI") C6x Digital Signal Processor ("DSP"). AltiGen is granted rights to integrate RadiSys' algorithms in AltiGens's products. AltiGen holds selling rights on a non-exclusive basis, domestic & international, of these integrated products. AltiGen does not have any rights to sell RadiSys' algorithms as standalone components or products.

4. Product Quality and Manufacturing Standards

RadiSys' normal high level of product reliability and quality apply, as well as its standard terms and conditions. RadiSys is certified to ISO 9001, the most comprehensive of the ISO 9000 standards, and RadiSys' certification covers the entire company and all products. It is RadiSys' goal to deliver a product which, due to reliability and quality standards, can be directly assembled into AltiGen's end product. AltiGen agrees to notify RadiSys, no later than 30 days after receipt, of any product which fails AltiGen's incoming inspection.

RadiSys.


5. Purchase of Products

   5.1 Pricing

       AltiGen will issue a Purchase Order ("P.O.") immediately to RadiSys for the software license and telecom algorithms (as outlined in Attachment
       A). The P.O. will be for the amount of $135,000. The P.O. payments will be in the form of milestone completion dates as outlined in Attachment A.

   5.2 Terms of Payment

       Terms of payment are net 30 days. All other milestones and payments will be adhered to as outlined in Attachment A, or agreed to in writing by both parties. See Attachment A, for product pricing, support and royalty charges. All sales are subject to the prior approval of RadiSys' Credit Department.

   5.3 Deliverables and Lead Time

       RadiSys will do its best to meet the schedule as outlined in Attachment
       A. If RadiSys is unable to meet the deadlines due to any reasons, AltiGen will be informed accordingly and RadiSys will work in good faith with AltiGen to redefine the schedule. RadiSys, under no circumstances, is liable for any consequential damages. RadiSys will also develop and make available additional algorithms that AltiGen deems necessary for their Phase 2 development.

6. Warranty & Support

30 days warranty after delivery of a production release of G.723.1 and G.165 EC object code. See Attachment A, payment milestone 4, and Product Software License Agreement for further details.

7. Mutual Non-Disclosure

In association with this Agreement, both companies agree to ensure the confidentiality of information shared between them. The obligation of confidentiality shall survive the termination of this Agreement for a period of three years.

8. Patent Identification

RadiSys will defend or settle any suit or proceeding brought against AltiGen based upon a claim that any product furnished hereunder or part thereof, alone and not in combination with any with any other product, constitutes an infringement of any United States patent or copyright, provided that: (1) RadiSys is notified promptly in writing of such claim; (2) RadiSys controls the defense or settlement of the claim; and (3) AltiGen cooperates reasonably, and gives all necessary authority, information and assistance (at RadiSys' expense). RadiSys will pay all damages and costs finally awarded against AltiGen, but RadiSys will not be responsible for any costs, expenses or compromise incurred or made by AltiGen without RadiSys' prior written consent. If the use of such product is permanently enjoined, RadiSys will, in its sole discretion and at its own expense, procure for AltiGen the right to continue using said product, replace same with a non-infringing product, modify it so that it becomes non-infringing, or, if RadiSys is unable to reasonably do any of the above, RadiSys will credit AltiGen the sum paid to RadiSys by AltiGen for the infringing product less any depreciation and accept its return.

RadiSys.


AltiGen will be responsible for all royalties and patents to the respective patent holders on the algorithms that AltiGen will be purchasing from RadiSys.

9.  Limitation of Liability

With the exception of its obligations to AltiGen, under Section 9 hereof; in no event will RadiSys be liable for any loss of profits, loss of use, incidental, consequential or special damages irrespective of whether RadiSys has advance notice of the possibility of such damages; and in no event will RadiSys' total liability to AltiGen exceed the sum paid to RadiSys by AltiGen for the product sold hereunder.

10. Force Majeure

RadiSys will not be liable for any failure to perform due to unforeseen circumstances or causes beyond RadiSys' reasonable control, including, but not limited to, acts of God, war, riot, embargoes, acts of civil or military authorities, fire, flood, accident, strikes, inability to secure transportation, facilities, fuel energy, labor or materials.

11. Termination

This Agreement may be terminated by either party upon the breach of any of the terms of this Agreement by the other party. Such termination requires 30 days written notice by the non-breaching party. The breaching party shall have the opportunity to remedy the breach within this 30 day period. If the breach is not remedied then the Agreement may be terminated by the non-breaching party and both parties agree to resolve any outstanding financial, business or delivery obligations, as well as any outstanding invoices or purchase costs.

12. Assignment

This Agreement may not be assigned by RadiSys or AltiGen to any other party without the prior written consent of the corresponding concern (AltiGen or RadiSys), which consent shall not be unreasonably withheld.

13. Independent Contractors

The relationship between AltiGen and RadiSys is that of independent contractors. This Agreement does not establish a joint venture, agency or partnership between the parties, nor does it create an employer-employee relationship.

14. Announcements (Press or Public)

The parties agree that the existence of the relationship between them may not be announced to the press or to the public, unless approved by both parties in writing. AltiGen and RadiSys will both comply with their executed mutual non-disclosure agreement accordingly.

RadiSys.

15. Entire Agreement

This Agreement may be modified at any time by written notification and the approval of both parties by an officer of each. This Agreement and its associated attachments constitute the entire understanding between the two parties with respect to the subject matter hereof.

In Witness Thereof, the parties have executed this Agreement in duplicate as of the day and year written below:

RadiSys Corporation                        Altigen Communications, Inc.


/s/ Arif Kareem                            /s/ Shirley Sun
-----------------------------              -------------------------
Authorized Signature                       Authorized Signature


    Arif Kareem                                Shirley Sun
-----------------------------              -------------------------
Name                                       Name


  Vice President Telecom Dir.              Director of IP Telephony
-----------------------------              -------------------------
Title                                      Title


  7/31/98                                  July 31, 1998
-----------------------------              -------------------------
Date                                       Date

RadiSys.


                                 Attachment A

Phase I -- Licenses, Royalties & Support (object code only)
-------    ------------------------------------------------

Item                       List Price      Includes
----                       ----------      --------
C6x-G.165-OBJ              $  25,000       Object code license for 32 ms. echo canceller

C6x-G.723.1-OBJ            $  45,000       Object code license for optimized G.723.1 vocoder

Royalty                    $  55,000       Life-time buy-out object-code royalty payment for G.723.1 &
                           EC

Support                    $  10,500       90 day free support ARO, 2 year support & maintenance

List Total                 $ 135,000

Payment Milestone          Schedule        Amount        With The Delivery Of
-----------------          --------        ------        --------------------
1. Start of Project        07/31/98         -            Receipt of P.O.

2. Delivery 1              08/15/98         -            G.165 EC & Intermediate version of G.723.1

3. Payment 1               08/30/98         $70,000      30 days After Receipt of Order

4. Delivery 2              09/18/98         -            Production release of G.723.1 vocoder

5. Payment 2               11/30/98         $10,500      2-year support (First 90 day free)

6. Payment 3               12/15/98         $55,000      unlimited object code target copies for G.723.1 &
                           EC

Other Terms and Conditions:

1. For prototypes, RadiSys will offer an intermediate development license for
G.723.1 algorithm. This non-optimized intermediate version of G.723.1 is for single channel only.

2. RadiSys' support includes support for TI's C6202 DSP.

3. AltiGen will be responsible for all royalties and patents to the respective patent holders on the algorithms that AltiGen will be purchasing from RadiSys.

4. No run-time license lable for G.723.1 or G.165 EC needs to be affixed on the AltiGen's product since unlimited run-time license for G.723.1 and G.165 EC described above is granted to AltiGen by RadiSys. This overrides the lable affixing description paragraph in the G.723.1 Run-Time Software License Agreement and G.165 EC Run-Time Software License Agreement.



                                                                   Page 4 of 5